Exhibit 3.17

CERTIFICATE OF FORMATION

OF

FARMINGTON IP LLC

This CERTIFICATE OF FORMATION of Farmington IP LLC (the “Company”), dated as of December 2, 2013, is being duly executed and filed by the undersigned, to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18101, et m.).

FIRST. The name of the limited liability company formed hereby is “Farmington IP LLC”.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD, The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Vaibhav Jain

	Name:	Vaibhav Jain
	Title:	Authorized Person